                          SHAREHOLDER'S AGREEMENT

     SHAREHOLDER'S AGREEMENT (this "Agreement"), dated as of February 21, 1995, by and between FRONTIER CORPORATION, a company organized under the laws of the State of New York ("Frontier"), and RICHARD FROCKT, a resident of Las Vegas, Nevada ("Seller") and is intended to supercede in its entirety the Shareholder's Agreement dated as of November 8, 1994, previously entered into between the parties hereto.

                                 RECITALS

     Concurrently herewith, Frontier, Rochester Subsidiary Twenty-Eight, Inc. ("Sub"), a Delaware corporation and a subsidiary of Frontier, and WCT Communications, Inc. ("WCT"), a Washington corporation, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Sub with and into WCT.

     As of the date hereof, Seller owns (either beneficially or of record) 3,522,759 shares of WCT Common Stock (such shares of Common Stock and any shares of WCT Common Stock now owned or acquired after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants or other convertible securities or otherwise, collectively, referred to herein as the "Shares").

     As a condition to their willingness to enter into the Merger Agreement, Frontier and Sub have required that Seller agree, and Seller has agreed, to grant a proxy to vote all Shares owned by Seller on the terms and conditions provided for herein and thereafter to sell to Sub all the Shares as further provided herein and to deposit into escrow a portion of the proceeds of the sale of the Shares as further provided herein.

                                 AGREEMENT

          To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

     1.   Agreement to Vote; Proxy.
          1.1  Voting.   Seller, solely in his capacity as a
shareholder of WCT, hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of WCT, however called, Seller shall vote (or cause to be voted) the Shares (a) in favor of the Merger; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of WCT under the Merger Agreement; and (c) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving WCT or of any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of WCT or of any of its subsidiaries or a reorganization, recapitalization or liquidation of WCT or of any of its subsidiaries; (iii) any change in the management or board of directors of WCT, except as otherwise agreed to in writing by Sub; (iv) any change in the present capitalization or dividend policy of WCT; or (v) any other change in WCT's corporate structure or business. Notwithstanding the foregoing, this section shall not be deemed to limit Seller's fiduciary obligations as a director of WCT.

          1.2  Proxy.   Seller hereby grants to Frontier a proxy
to vote the Shares as indicated in Section 1.1 above. Seller intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the Shares.

     2.   Sale of Shares.
          2.1  Terms of Sale.   Subject to the terms and
conditions provided in this Agreement, Seller agrees to sell to Sub all of Seller's right, title and interest in and to the Shares, free and clear of all claims, liens, including inheritance or estate tax liens, pledges, options and other encumbrances (except in favor of Frontier and any of its affiliates) (collectively, the "Liens") in consideration of the payment to Seller by Sub of the sum of $3.75 U.S. per Share in cash for each Share so sold (the "Purchase Price"). Subject to
Section 2.5 hereof, settlement of such sale (the "Sale") shall be made at a closing (the "Closing") to be held immediately prior to the consummation of the Merger (the "Closing Date") at Frontier's offices or at such other time and place as shall be mutually agreed upon by the parties.

          2.2  Conditions to Each Party's Obligations to
Consummate the Sale.   The respective obligations of each party
to consummate the Sale shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:
          (a)  No Violation; Waiting Periods.   The consummation
     of the Sale shall not violate or result in the violation of the provisions of any applicable law or regulations. The applicable waiting period relating to the consummation of the Sale pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.
          (b)  No Injunction.   On the Closing Date, there shall
     not be any injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the Sale.
          (c)  Merger Agreement.   All of the conditions
     contained in Article VII (other than Section 7.2.5) of the Merger Agreement shall have been waived or satisfied, and the Merger Agreement shall not have been terminated in accordance with its terms.

          2.3  Conditions to Obligations of Frontier.   The
obligations of Frontier and Sub to consummate the Sale shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:
          (a)  Representations and Warranties.   Each of the
     representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date when made and

     (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.
          (b)  Covenants.   Seller shall have performed in all
     material respects all obligations required to be performed by him under this Agreement.
          (c)  Delivery of Certificates.   Sub shall have
     received certificates representing all of the Shares, free and clear of any Liens, duly endorsed in blank with guaranteed signatures and all required transfer stamps, if any.
          (d)  Escrow Agreement.   Seller shall have executed and
     delivered to Frontier an escrow agreement among Seller, Frontier and an escrow agent of Frontier's choice (which shall be the same entity as the Paying Agent chosen by Frontier under the Merger Agreement)(the "Escrow Agent") in substantially the form attached hereto and made a part hereof as Exhibit 1(the "Escrow Agreement").

          2.4  Conditions to Obligations of Seller.   The
obligations of Seller to consummate the Sale shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:
          (a)  Representations and Warranties.   Each of the
     representations and warranties of Frontier contained in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date when made and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.
          (b)  Covenants.   Frontier shall have performed in all
     material respects all obligations required to be performed by it under this Agreement.
          (c)  Payment of Consideration.   Seller shall have
     received the Purchase Price, net of the amount to be deposited in escrow pursuant to Section 2.5 below, by wire transfer to an account specified by Seller and the Escrow Amount (as defined below) shall have been paid to the Escrow

     Agent for deposit in accordance with the terms of the Escrow
     Agreement.

          2.5  Indemnity and Escrow.   At the Closing, Seller
shall cause to be deposited with the Escrow Agent the sum of $3,000,000 (the "Escrow Fund") to secure Seller's indemnifications contained below. The indemnifications set forth in Sections 2.5(a)(v) and 2.5(a)(vi) shall expire 12 months following the Effective Time (as defined in the Merger Agreement) and all other indemnifications set forth herein shall expire at the later of (x) 12 months following the Effective Time and (y) the Final Resolution (as defined below) of the Shareholders' Suits (as defined below), except, in each case, to the extent that a Notice of Claim (as defined below) has been delivered prior to such expiration date:
          (a) To the extent only of the Escrow Fund, Seller shall indemnify WCT and Frontier and their respective affiliates (the "Indemnified Parties") and hold the Indemnified Parties harmless from and against: (i) any amounts in excess of $4,000,000 paid or payable by WCT (exclusive of all amounts paid or payable by insurance companies or by other parties to or on behalf of WCT) to the plaintiffs and their counsel in connection with the settlement of or any award or judgment rendered by any court or arbiter in the Class Action Suit (as defined in the Merger Agreement) (the "Resolution Payment"); (ii) one half of the expenses incurred by WCT (to the extent not paid or payable by insurance companies or by other parties to or on behalf of WCT) from and after the Effective Time, for outside counsel fees, expert and witness fees, disbursements, costs and other expenses (such expenses, fees, disbursements and costs being known herein as the "Legal Expenses") in connection with the Class Action Suit to the extent that the total of the Resolution Payment and the Legal Expenses exceeds $4,000,000, provided, however, if Seller rejects any settlement proposal made by the plaintiffs in connection with the Class Action Suit, which proposal Frontier had recommended in good faith that Seller accept, Seller's indemnification hereunder shall extend to all of the Legal Expenses incurred in connection with the

     Class Action Suit from and after the Effective Time; (iii) any awards, judgments, settlements, damages or losses (to the extent not paid or payable by insurance companies or by other parties to or on behalf of WCT) (other than Legal Expenses) arising from, by reason of, or in connection with, any action, claim or proceeding against any Indemnified Party made within one year from the Effective Time related to the disclosure or failure to disclose prior to the Effective Time (A) any information required to be disclosed by WCT pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or (B) to the extent not covered in clause (A), any information regarding the financial condition of WCT, in each case whether disclosed in SEC Reports (as defined in the Merger Agreement) or otherwise (the "Potential Suits", and the Potential Suits and the Class Action Suit being together known herein as the "Shareholders' Suits"); (iv) one half of the Legal Expenses (to the extent not paid or payable by insurance companies or by other parties to or on behalf of WCT) incurred by WCT in connection with the Potential Suits from and after the Effective Time; (v) the amount by which the Funded Debt (as defined in the Merger Agreement) on the balance sheet of WCT at the Effective Time exceeds the sum of $44,000,000; and (vi) the amount of any liability of WCT as of the Effective Time (A) whether or not such liability was required to be disclosed on the financial statements of WCT, and (B) net of the tax benefits to WCT associated with such liability reportable on Tax Returns filed within 12 months of the Effective Time or, if filed later, for a period ending during such 12 month period, and
     (C) in excess of $125,000, in the aggregate, which liability
     (I) has not been disclosed in the SEC Reports filed by WCT prior to the Effective Time, or (II) the incurrence of which was not expressly permitted by Section 5.1(e)(ii) of the Merger Agreement, or (III) was not incurred in the ordinary course of business, or (IV) should have been reflected on WCT's financial statements as of the Effective Time, which financial statements shall give effect to the adjustments and findings of Price Waterhouse, LLP in its review of WCT's financial statements as of December 31, 1994. All of the amounts as to which Seller indemnifies the Indemnified Parties hereunder are known herein as "Losses" or, individually, a "Loss". For the purposes of this Agreement, the term "Final Resolution" shall mean (A) the final determination of litigation, arbitration or other proceeding with respect to all of the Shareholders' Suits, which is not subject to further appeal or (B) the settlement of all of Shareholders' Suits which includes or has the legal effect of unconditional mutual releases by the parties therein of any and all claims they may have related to the issues in dispute in the Shareholders' Suits. Amounts of any Losses shall be chargeable against the Escrow Fund, until it is exhausted, in the following order: Section 2.5(a)(v), then
     Section 2.5(a)(vi), then Section 2.5(a)(i), then Section 2.5(a) (iii), then Section 2.5(a)(ii), and lastly Section 2.5(a)(iv).
          (b) Frontier shall give written notice to Seller and the Escrow Agent of any Loss with respect to which Frontier believes the Indemnified Parties are or may be entitled to indemnification pursuant to this Section 2.5 (a "Notice of Claim"); provided, however, that the failure of Frontier to give notice as provided in this Section 2.5(b) shall not relieve Seller of his obligation hereunder to indemnify and hold harmless the Indemnified Parties in accordance with and subject to the terms hereof unless and to the extent that Seller is actually and materially prejudiced in the defense or resolution of such Loss. The Notice of Claim shall state the nature and basis of such Loss, the amount thereof to the extent known and the basis of Frontier's belief that the Indemnified Parties are or may be entitled to indemnification with respect thereto. Each Notice of Claim shall be delivered in accordance with the terms and conditions of the Escrow Agreement. Seller and Seller's agents shall be afforded access at reasonable times and upon reasonable prior notice to the books, records, files and personnel of Frontier and its affiliates as reasonably necessary to investigate and defend or resolve the Loss.
          (c) If within 20 days from the date of receipt of a Notice of Claim by the Escrow Agent and Seller, Seller shall not have given notice to Frontier and the Escrow Agent that there is or may be a dispute relating in any way to such Notice of Claim or the matters set forth therein, or both, then the Escrow Agent, pursuant to the terms of the Escrow Agreement, shall pay or disburse the amount set forth in the Notice of Claim, out of the then remaining balance of the Escrow Fund, to Frontier or to the Indemnified Party identified in the Notice of Claim to receive such payment promptly after the expiration of such 20 day period and shall give notice of such payment or disbursement to Seller.
          (d) If within 20 days from the date of receipt of a Notice of Claim by the Escrow Agent and Seller, Seller shall have given notice to Frontier and the Escrow Agent that there is or may be a dispute relating in any way to such Notice of Claim or the matters set forth therein, or both (a "Notice of Disputed Claim"), then payment shall be made by the Escrow Agent out of the then remaining balance of the Escrow Fund only to the extent of the undisputed amount, pending the resolution of such dispute in accordance with the provisions of this Section 2.5. The amount in dispute as set forth in the Notice of Disputed Claim shall, after such Notice of Disputed Claim has been given, remain in and part of the Escrow Fund until such time as the Escrow Agent receives either (x) a joint statement from Seller and Frontier setting forth the resolution of such dispute and, if applicable, authorizing the payment or disbursement by the Escrow Agent to Frontier of such amount or any portion thereof that the parties shall have mutually agreed upon, or
     (y) a copy of an order or determination from an arbitrator or a court of competent jurisdiction setting forth the resolution of such dispute and, if applicable, directing the payment or disbursement by the Escrow Agent to Frontier of such amount or any portion thereof. Upon receipt of such joint statement or order or determination, the Escrow Agent shall promptly pay, out of the then remaining balance of the Escrow Fund, the amount authorized or directed to be paid or disbursed as payment or disbursement to Seller or to Frontier, as applicable.
          (e) Seller may control the defense of the Class Action Suit and any Potential Suit through counsel acceptable to Seller so long as such counsel remains reasonably acceptable to Frontier, provided that (i) Seller shall keep Frontier advised of all developments therein and cooperate with Frontier in connection with such defense and shall, at Seller's expense, make available to Frontier all such records, materials and information in Seller's possession or under Seller's control relating thereto as is reasonably requested by Frontier, (ii) Frontier shall have the right to recommend in good faith that Seller accept a settlement offer in connection with any Shareholders' Suit and (iii) subject to Seller's obligation to indemnify the Indemnified Parties against Legal Expenses in connection therewith as provided in this Agreement, Frontier shall have the right to assume the defense of any Shareholders' Suit with counsel of its own choosing (A) if Seller has abandoned or has failed to diligently pursue such defense or (B) upon exhaustion of the Escrow Fund. Seller's right to control the defense of any Shareholders' Suit in accordance with this Section 2.5 shall immediately cease if Seller rejects an offer made by the plaintiffs therein to settle, which offer Frontier, good faith, had recommended should be accepted. Thereupon, Frontier shall assume the defense of any such Shareholders' Suit, subject to Seller's indemnifications under this Agreement.
          (f) To the extent Seller controls the defense of any Shareholders' Suit, Seller shall not, without the written consent of Frontier, which consent shall not be unreasonably withheld or delayed, (i) settle or compromise any of the Shareholders' Suits or consent to the entry of any judgment or court order which does not include as an unconditional term thereof a written release of the Indemnified Parties from all liability in respect of such Shareholders' Suits,
     (ii) settle or compromise the Shareholders' Suits in any manner that may adversely affect the Indemnified Parties (other than by virtue of the payment of any amount less than the Resolution Payment) or (iii) upon the issuance of an order of a court of competent jurisdiction or an arbitrator with respect to such Shareholders' Suits, appeal or otherwise challenge such order.
          (g) Upon payment of any Loss hereunder by Seller, the Indemnified Parties shall assign to Seller all rights of such Indemnified Parties (to the extent of any such payment by Seller) against any applicable insurance company and against any party (other than an Indemnified Party) arising out of or related to such Loss.
          (h) The indemnity rights set forth herein are the exclusive remedies of the Indemnified Parties against Seller for any claim arising out a breach of the Merger Agreement.

     3.   Expiration.   Except as provided in Section 2.5 and
Section 5.4, this Agreement shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms (a "Termination"), and
(c) written notice of termination of this Agreement by Frontier to Seller.

     4.   Representation and Warranties.
          4.1 Representation and Warranties of Frontier and Sub. Frontier and Sub hereby represent and warrant to Seller as follows:
          (a)  Due Authorization.   This Agreement and the
     consummation of the transactions contemplated hereby shall constitute a valid and binding agreement of each of Frontier and Sub, enforceable against Frontier and Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.
          (b)  No Conflicts.   Except as provided in Sections 5.2
     and 5.3 of the Merger Agreement, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Frontier and Sub and the consummation by Frontier and Sub of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Frontier and Sub nor the consummation by Frontier and Sub of the transactions contemplated hereby nor compliance by Frontier and Sub with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar documents) of Frontier or Sub, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Frontier or Sub is a party or by which it or any of its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Frontier or Sub or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Frontier or Sub to perform its obligations hereunder.
          (c)  Good Standing.   Frontier and Sub are corporations
     duly organized, validly existing and in good standing under the laws of the State of New York and Delaware, respectively, and have all requisite corporate power to execute and deliver this Agreement.

     4.2  Representations and Warranties of Seller.   Seller
hereby represents and warrants to Frontier and Sub as follows:
          (a)  Ownership of Shares.   On the date hereof, the
     Shares constitute all of the shares of WCT Common Stock owned of record or beneficially by Seller. Seller has sole voting power and sole power of disposition with respect to all of the Shares, with no restrictions, subject to applicable federal securities laws and the terms of this Agreement, on Seller's rights pertaining thereto. In addition, on the date hereof, Seller owns (either beneficially or of record) no options or warrants to acquire Shares.
          (b)  Power; Binding Agreement.   Seller has the legal
     capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller will not violate any other agreement to which Seller is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.
          (c) No Conflicts. To the best knowledge of Seller, except as provided in Section 3.5 of the Merger Agreement,
     (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof shall
     (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Seller is a party or by which he or any of his properties or assets may be bound or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of his properties or assets, except in the case of (y) or (z) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Seller to perform his obligations hereunder.
          (d) Certain Understanding. Seller understands and acknowledges that Frontier is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon Seller's execution and delivery of this Agreement.

     5.   Certain Covenants of Seller.   Except in accordance
with the terms of this Agreement, Seller hereby covenants and agrees as follows:

          5.1 No Solicitation. Seller, solely in his capacity as a shareholder of WCT, shall not, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any person or entity (other than Frontier or any affiliate of Frontier) which constitutes, or may reasonably be expected to lead to, any sale of the Shares, provided that the foregoing shall not be deemed to limit Seller's fiduciary obligations as a director of WCT. If Seller receives an inquiry or proposal with respect to the sale of Shares, then Seller shall promptly inform Frontier of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; provided, however, that this paragraph shall not be construed to require Seller to notify any such parties of this Agreement or the Merger Agreement.

          5.2  Restriction on Transfer, Proxies and Non-
Interference.   Other than in favor of Frontier or any of its
affiliates, Seller hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of Seller contained herein untrue or incorrect or have the effect of preventing or disabling Seller from performing his obligations under this Agreement.

          5.3  Additional Shares.   Seller hereby agrees, while
this Agreement is in effect, to promptly notify Frontier of the number of any Shares acquired, or options to acquire Shares, by

Seller, if any, after the date hereof.

          5.4  Further Agreements.
          (a)  Fee.   Notwithstanding Seller's compliance with
the terms of the Agreement, if, at any time after the date hereof and prior to or within nine months after a Termination, (i) any Shares are sold, exchanged or converted in connection with a Third Party Acquisition (as defined in the Merger Agreement) or
(ii) WCT enters into definitive agreements with respect to a Third Party Acquisition with any person which contemplates the sale, exchange or conversion of Shares, then Seller shall pay to Frontier, within five days following the consummation of any such sale, exchange or conversion, an amount, in cash, with respect to any such Share equal to the quotient of (x) (A) the value of the consideration received by Seller for such Share in connection with such Third Party Acquisition less (B) $5.875 divided by (y) two, to the extent such quotient exceeds $0. If any portion of such consideration shall consist of other than cash, such consideration shall be valued based on its fair market value.
For purposes hereof, the fair market value of a publicly traded security shall be deemed to be the average of the closing prices of such security on the principal exchange or market on which such security is traded during the five trading days immediately preceding the date of valuation or, if any security to be issued in respect of the Shares is not then a publicly traded security, the fair market value shall be deemed to be the fair market value, determined as set forth above, of the Shares during such trading period. In the event the parties are unable to agree on a valuation, the parties shall jointly select a nationally recognized investment banking firm to value such consideration, and the decision of such firm shall be binding upon the parties. The parties agree to share equally the expenses of such firm.
          (b)  Proxy Extension.   Notwithstanding Seller's
compliance with the terms of this Agreement, in the event of a Termination, then in such event, the grant to Frontier of Seller's proxy to vote the Shares as provided in Section 1 of this Agreement shall be extended as to 1,820,535 of the Shares (the "Proxy Shares") for a period commencing on the date of the Termination and ending six months after the date of the Termination. The Proxy Shares may be voted in Frontier's sole discretion and shall not be subject to the limitations contained in Section 1 hereof.

     6.   Further Assurances.   From time to time, at the other
party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     7.   Stop Transfer Order.   In furtherance of this
Agreement, concurrently herewith, Seller shall and hereby does authorize WCT's counsel to notify WCT's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such shares).

     8.   Miscellaneous.
          8.1  Entire Agreement; Assignment.  This Agreement
(i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and
(ii) shall not be assigned by operation of law or otherwise, provided that Frontier may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Frontier, but no such assignment shall relieve Frontier of its obligations hereunder if such assignee does not perform such obligations.

          8.2  Amendments.   This Agreement may not be modified,
amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          8.3  Notices.   All notices, requests, claims, demands
and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:
     If to Seller:
          Richard Frockt
          44 Sawgrass Court
          Las Vegas, Nevada  89113
          Telecopier Number: (702) 253-9848

     with a copy to:
          Thomas J. Poletti, Esq.
          Freshman, Marantz, Orlanski, Cooper & Klein
          9100 Wilshire Boulevard, 8th Floor East
          Beverly Hills, California  90212-3480
          Telecopier Number: (310) 274-8293

     and
          Joseph D. Abkin, Esq.
          Fell, Marking, Abkin & Montgomery
          222 East Carrillo Street
          Suite 400
          Santa Barbara, California  93101-2142
          Telecopier Number: (805) 965-7237

     If to Frontier:
          Louis L. Massaro
          Frontier Corporation
          180 South Clinton Avenue
          Rochester, New York  14646
          Telecopier Number: (716) 325-7639

     with a copy to:
          Helen A. Zamboni, Esq.
          Frontier Corporation
          180 South Clinton Avenue
          Rochester, New York  14646
          Telecopier Number: (716) 546-7823

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          8.4  Governing Law.   This Agreement shall be governed
by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties have selected Washington law to govern this Agreement because this Agreement involves, among other things, the voting of shares of a Washington corporation.

          8.5 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          8.6  Counterparts.   This Agreement may be executed in
two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same
Agreement.

          8.7  Descriptive Headings.   The descriptive headings
used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          8.8  Severability.   Whenever possible, each provision
or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     IN WITNESS WHEREOF, Frontier and Seller have caused this
Agreement to be duly executed as of the day and year first above written.

                    FRONTIER CORPORATION

                    By:  /s/Louis L. Massaro
                        ---------------------------------
                    Name:   Louis L. Massaro
                    Title:  Corporate Vice President


                    RICHARD FROCKT

                     /s/Richard Frockt
                    -----------------------------